Exhibit (b)(2)

FORM OF PRIVATE INSTRUMENT OF TRANSFER OF FUNDS OBTAINED ABROAD
No. xxxx/xx

I — PARTIES

1. BANCO ABN AMRO REAL S.A., with its principal place of business at Av. Paulista, 1374, in the City of São Paulo, State of São Paulo, registered with the Brazilian Taxpayers’ Registry Number (“CNPJ/MF”) under No. 33.066.408/0001-15, herein duly represented in accordance with its By-Laws, hereinafter referred to simply as “BANK”.

2. TELESP CELULAR PARTICIPAÇÕES S/A, with its principal place of business at Rua Abílio Soares, No 409, CEP 04005-001, in the City and State of São Paulo, registered with the CNPJ/MF under No. 02.558.074/0001-73, by its undersigned legal representatives, hereinafter referred to simply as “ADDRESSEE OF THE CREDIT”.

3. JOINT INTERVENING GUARANTOR, hereinafter referred to simply as “JOINT INTERVENING GUARANTOR”:

Name: TELESP CELULAR S/A
CNPJ/MF: 02.319.126/0001-59
Address: Rua Abílio Soares, No. 409, CEP 04005-001
City: São Paulo          State: SP

II — CHARACTERISTICS OF THE TRANSFER TRANSACTION

3. Amount of the transfer in foreign currency:                     (US$                    ).

4. Code of foreign-exchange conversion rate, as disclosed by the Central Bank of Brazil through Sisbacen [Information System of the Central Bank of Brazil]: transaction PTAX 800, option 05, SALE.

5. Amount of Transfer in Brazilian currency (Equivalence in domestic currency as of the date hereof:                     (R$                    ).

6. Final due date:      /     /     .

7. Date of Release:      /     /      — Bank Account No.                     — Branch                    .

8. Interest Rate:                     percent (     %) per year.

9. Income tax on interest: already included in the interest rate (item 8).

III — PAYMENT SCHEDULE

10. Repayment Schedule — Payment of the amount of principal and interest:

Payment Dates	Installments of Principal (US$)	Installments of Interest (US$)

IV — PROMISSORY NOTE

11. Amount of Promissory Note:                     (US$                    ).

The parties, as identified in the preamble hereof, herein represented in accordance with their organizational documents, are entering into this Agreement for Transfer of Foreign Funds, based on the norms of the National Monetary Council, the Central Bank of Brazil, Decree-Law No. 857/69 and other applicable norms, under the following clauses and conditions:

PURPOSE, AMOUNT, TERM, PAYMENT TERMS AND FINANCIAL CHARGES

1. For the granting of transfer in Brazil, the BANK borrowed a loan abroad, as duly registered with the Central Bank of Brazil, as provided for by the legislation in force.

2. The countervalue in the Brazilian currency, corresponding to the amount in United States dollars indicated in item 3, of Chart II, of the preamble, subject to the conversion rate disclosed by the Central Bank of Brazil through Sisbacen, transaction PTAX 800, Option 5, 220 — quotations for accounting purposes, shall be released and credited to the bank account of the ADDRESSEE OF THE CREDIT, on the date indicated in item 7, of Chart II, of the preamble (“Date of Release of the Funds”).

2.1. The parties hereby covenant, by full and mutual agreement, that this dealing is subject to a suspensive term, whereby the rights and duties agreed upon herein shall become enforceable and effective as from the “Date of Release of the Funds”, for which reason this dealing shall only be terminated before the “Date of Release of the Funds” upon occurrence of any of the following events: a) decreeing of court-approved agreement with creditors or self-requested bankruptcy and/or request for bankruptcy and/or decreeing of insolvency on the part of the ADDRESSEE OF THE CREDIT; b) decreeing of liquidation or intervention, either judicial or extra judicial, of the BANK; d) the subsequent enactment of any legal or regulatory norms that, in any way, prohibit such dealing.

3. On the “Date of Release of the Funds”, through credit of the countervalue in the Brazilian currency corresponding to the amount of the transfer in United States dollars, as appraised in accordance with the foreign-exchange rate indicated in item 4, of Chart II, the rights and duties resulting from this Agreement shall become enforceable and effective, by operation of law, regardless any further formalities or the signature of new instruments of agreement.

4. The ADDRESSEE OF THE CREDIT hereby undertakes, in accordance with the legislation in force, the responsibility for any foreign-exchange variance up to full settlement of this transfer transaction.

5. The ADDRESSEE OF THE CREDIT shall pay to the BANK, in the Brazilian currency, on the payment date(s) indicated in item 10, of Chart III, of the preamble, by using the foreign-exchange conversion rate appearing in item 4, of Chart II, of the preamble, the equivalent to the amount in United States dollars corresponding to the installment(s) of principal, in addition to the installment(s) of interest, the latter to be calculated at the rate indicated in item 8, of Chart II, of the preamble, as falling on the outstanding balance of the principal of the loan in United States dollars, to be calculated as from the date of the credit to the bank account of the ADDRESSEE OF THE CREDIT up to the settlement date of this transfer transaction.

5.1. In the event that the Central Bank of Brazil fails to inform the foreign-exchange rate, the parties hereby agree that, for the effect of foreign-exchange conversion, in the appraisals of amounts related hereto, the rate to be used shall be the average sale rate for that currency, as applicable to financial transactions, such rate to be obtained with the 05 largest financial institutions of first rank, as per the list disclosed by the Central Bank of Brazil, which are operating in the market on that date and carrying out free transactions in an amount similar to the amounts that are the subject of the relevant transaction.

SET-OFF

6. Upon termination of this Agreement for lapse of time, or upon occurrence of any of the events described in Article 8, the ADDRESSEE OF THE CREDIT hereby authorizes the BANK, on an irrevocable and irreversible basis, to carry out the set-off of the debt of the latter, in accordance with the provisions of Article 368 and following articles of the Brazilian Civil Code, against any possible credits held or to be acquired by the former with the BANK for settlement of the outstanding balance of this Agreement.

FISCAL, TAX CHARGES AND OTHER EXPENSES

7. The ADDRESSEE OF THE CREDIT shall pay all taxes, tax contributions, charges and additional costs, of any nature whatsoever, which may fall on the loan that is the subject matter hereof, agreeing to pay them as provided for in the legislation in force or to reimburse them to the BANK. The ADDRESSEE OF THE CREDIT shall further bear any costs resulting from changes in the rates, calculation bases or payment terms thereof, provided that legally due.

JOINT LIABILITY, PROMISSORY NOTE AND CREATION OF GUARANTEES

8. The JOINT INTERVENING GUARANTOR hereby declares itself to be joint payer, agreeing, on a joint and unconditional basis, together with the ADDRESSEE OF THE CREDIT, on the faithful compliance with all monetary liabilities, both principal and ancillary, as undertaken by the later before the BANK.

9. To represent the monetary liabilities, both principal and ancillary, as resulting from this Agreement, the ADDRESSEE OF THE CREDIT hereby delivers to the BANK a promissory note issued by the former, as duly guaranteed by the JOINT INTERVENING GUARANTOR, in the amount in foreign currency indicated in item 11, of Chart IV, of the preamble, for payment at sight, the BANK being entitled to exercise, with respect to the mentioned note, all powers granted it by the law, including to take it to protest.

9.1. In the event that, by virtue of the adjustment of the debt of the ADDRESSEE OF THE CREDIT, the amount of the promissory note becomes, during the term of effectiveness hereof, less than the outstanding balance of the monetary liabilities, both principal and ancillary, the ADDRESSEE OF THE CREDIT agrees, promptly upon being requested by the BANK through communication by simple letter or electronic means, to replace the promissory note referred to in Article 9 above, with another promissory note, to be issued thereby, for payment at sight, in an amount equal to the amount of the outstanding balance of the monetary liabilities, both principal and ancillary, as guaranteed by the JOINT INTERVENING GUARANTOR, agreeing to proceed as such successively, up to the settlement of the total amount of the monetary liabilities, both principal and ancillary, as resulting from this Agreement.

DEFAULT AND LATE-PAYMENT CHARGES

10. In the event of any delay in the compliance with the monetary liabilities resulting from this Agreement, late-payment interest of one percent (1%) per month, a late payment surcharge, as calculated on a daily basis in accordance with the norms of the Central Bank of Brazil, a late-payment fine of two percent (2%) on the debt in arrears, collection expenses, judicial costs and fees of counsel, to be determined by judicial decision not subject to appeal, shall be imposed on the amounts due, since the date of default up to the date of the actual payment.

10.1. Late-payment interest and the late payment surcharge shall be calculated on a pro rata tempore basis.

EARLY EXPIRATION

11. The BANK shall be entitled to deem this Agreement to be expired earlier, regardless any notice, and to require from the ADDRESSEE OF THE CREDIT the full payment, in a lump sum, of the entire outstanding balance, in the events provided for in law and, further, upon occurrence of any of the following events: a) the ADDRESSEE OF THE CREDIT’s failure to comply with any monetary or non-monetary obligations agreed upon herein; b) the ADDRESSEE OF THE CREDIT’s and/or the JOINT INTERVENING GUARANTOR’s submission(s) to lawful and repeated protest(s) of instruments of credits against the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR, the aggregate unpaid amount of which exceeds ninety million reais (R$ 90,000,000.00), as restated by the General Market Price Index disclosed by Fundação Getúlio Vargas (“IGP-M”), since the Date of Release, except in case the protest was effected by third parties’ error or bad faith, provided that validly evidenced by the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR, cancelled or, further, in case guarantees are granted in court, in any case within the maximum term of thirty (30) days as of the occurrence thereof; c) the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR default(s) in the payment of financial liabilities in an amount equal to or exceeding ninety million reais (R$90,000,000.00), as restated by the IGP-M Index since the Date of Release, or the equivalent in other currencies, provided that the respective creditor officially requires the payment of the liability and the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR do(es) not remedy or legally challenge(s) the default before the creditor within 10 business days; d) the ADDRESSEE OF THE CREDIT does not reinforce, complement or replace the guarantees given, in the event of extinction, loss or depreciation thereof, by doing so within the term of forty-eight (48) hours as from the receipt of the request addressed by the BANK to the ADDRESSEE OF THE CREDIT to such effect; e) request for preventive court-approved agreement with creditors filed by the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR; f) liquidation or decreeing of bankruptcy of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR; g) sale, consolidation, merger, spin-off or any other corporate reorganization process, so that the share-controlling group of the ADDRESSEE OF THE CREDIT and/or of the JOINT INTERVENING GUARANTOR is modified, except in the event that the new controlling shareholder(s) is(are) internationally acknowledged company(ies) or a consortium, with a rating at least equivalent to that of the present shareholders or which does not result in decrease of the economic and financial capacity of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR, as well as in dissolution or discontinuance of activities of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR.

GENERAL CLAUSES AND CONDITIONS

12. The ADDRESSEE OF THE CREDIT may settle the debt, either partially or wholly, before the due dates set forth hereunder, provided that upon prior agreement among the parties with respect to the amounts due and settlement date.

13. The ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR hereby authorize the BANK, on an irrevocable and irreversible basis, to debit to their current accounts, up to the total amount of the funds, all monetary liabilities, both principal and ancillary, resulting from this Agreement, including the installments due and unpaid, in addition to late-payment charges as agreed herein, the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR agreeing to maintain, in their bank accounts, funds sufficient to satisfy such debits, on the due dates thereof (either as stated or as accelerated).

13.1. Without prejudice to the main provision of this section, the settlement of monetary liabilities, both principal and ancillary, shall be conditional to the actual availability of credit balances on the bank accounts where the respective debits are processed. Thus, it is hereby covenanted that, to this effect, any deposits in checks before their actual receipt by the BANK and/or any other amounts pending payment or transfer as credit to the bank accounts of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR shall not be deemed to be available funds.

14. In the event that, for lack of foreign-change coverage, as determined by a legal or regulatory impediment or for any reason of force majeure, it is not possible to effect the remittances abroad in the proper times, as intended to satisfy commitments undertaken by the BANK with the foreign creditor, it is hereby agreed that the ADDRESSEE OF THE CREDIT and the JOINT INTERVENING GUARANTOR shall only be liable for the settlement of the loan that is the subject matter hereof up to the due date thereof.

15. The ADDRESSEE OF THE CREDIT and the JOINT INTERVENING GUARANTOR hereby authorize the BANK, on an irrevocable and irreversible basis, during the term of effectiveness hereof: a) to provide all information related to this transaction to the CREDIT INFORMATION SYSTEM OF THE CENTRAL BANK OF BRAZIL; and b) to verify, at any time and whenever necessary, with the CREDIT INFORMATION SYSTEM OF THE CENTRAL BANK OF BRAZIL, any and all information pertinent to the credit and guarantee transactions under the responsibility of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR.

16. The JOINT INTERVENING GUARANTOR hereby declares itself jointly responsible with the ADDRESSEE OF THE CREDIT, on an irrevocable and irreversible basis, for all liabilities undertaken by the latter hereunder, including the payment of foreign-exchange variance, late-payment interest, late payment surcharge, procedural charges and expenses, in addition to fees of counsel to be determined by a decision not subject to appeal.

17. The BANK may assign its rights and duties as resulting from this Agreement or the promissory note, upon prior and express agreement by the ADDRESSEE OF THE CREDIT and the JOINT INTERVENING GUARANTOR.

18. Upon occurrence of the event provided for in Section 15 above, the BANK shall cause to be inserted in the assignment agreements that the assignee shall be subject to all terms, section and conditions hereof, including with respect to the guarantees given as a result of the transactions agreed upon herein.

19. This Agreement shall only be amended and/or modified in writing, upon prior agreement by the parties.

20. The courts of the Judiciary District of the Capital City of the State of São Paulo are hereby elected to settle any matters arising out of this Agreement, the BANK being entitled to chose the jurisdiction of the principal place of business or domicile of the ADDRESSEE OF THE CREDIT and/or the JOINT INTERVENING GUARANTOR.

This Agreement is executed in two (02) counterparts of the same content and shall be subscribed by two (02) witnesses.

São Paulo,                    , 2004.

BANCO ABN AMRO REAL S.A.

Name:	Name:
Title:	Title:

TELESP CELULAR PARTICIPAÇÕES S/A

Name:	Name:
Title:	Title:

TELESP CELULAR S/A JOINT INTERVENING GUARANTOR

Name:
Identification Card:
Address:

WITNESSES

Name:	Name:
Identification Card:	Identification Card:
Address:	Address: